UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 2)1

Huntsman Corporation

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

447011107

(CUSIP Number)

JEFFREY C. SMITH

STARBOARD VALUE LP

777 Third Avenue, 18th Floor

New York, New York 10017

(212) 845-7977

STEVE WOLOSKY, ESQ.

ANDREW FREEDMAN, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

April 4, 2022

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		14,576,348
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

14,576,348
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,576,348
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.8%
14	TYPE OF REPORTING PERSON

PN

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		6,332,009
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

6,332,009
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,332,009
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.0%
14	TYPE OF REPORTING PERSON

CO

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,077,345
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,077,345
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,077,345
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		643,385
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

643,385
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

643,385
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD P FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		981,675
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

981,675
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

981,675
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE P GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		981,675
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

981,675
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

981,675
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,625,060
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,625,060
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,625,060
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		450,668
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

450,668
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

450,668
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		450,668
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

450,668
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

450,668
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,075,728
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,075,728
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,075,728
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD LEADERS ECHO II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		147,375
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

147,375
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

147,375
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD LEADERS FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		147,375
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

147,375
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

147,375
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE A LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,259,808
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,259,808
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,259,808
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.1%
14	TYPE OF REPORTING PERSON

PN

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE A GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,259,808
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,259,808
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,259,808
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.1%
14	TYPE OF REPORTING PERSON

OO

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD X MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,384,725
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,384,725
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,384,725
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

CO

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD G FUND, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,112,433
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,112,433
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,112,433
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE G GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,112,433
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,112,433
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,112,433
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		14,576,348
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

14,576,348
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,576,348
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.8%
14	TYPE OF REPORTING PERSON

OO

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		14,576,348
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

14,576,348
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,576,348
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.8%
14	TYPE OF REPORTING PERSON

PN

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		14,576,348
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

14,576,348
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,576,348
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.8%
14	TYPE OF REPORTING PERSON

OO

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

JEFFREY C. SMITH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		14,576,348
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

14,576,348
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,576,348
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.8%
14	TYPE OF REPORTING PERSON

IN

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

PETER A. FELD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		14,576,348
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

14,576,348
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,576,348
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.8%
14	TYPE OF REPORTING PERSON

IN

CUSIP No. 447011107

 The following constitutes Amendment No. 2 to the Schedule 13D filed by the undersigned (“Amendment No. 2”). This Amendment No. 2 amends the Schedule 13D as specifically set forth herein.

Item 2.	Identity and Background.

Item 2 is hereby amended to add the following:

In connection with the conclusion of the 2022 annual meeting of stockholders of the Issuer, James L. Gallogly, Sandra Beach Lin and Susan C. Schnabel are no longer members of the Section 13(d) group and shall cease to be Reporting Persons effective as of this Amendment No. 2. The remaining Reporting Persons will continue filing as a group statements on Schedule 13D with respect to their beneficial ownership of securities of the Issuer to the extent required by applicable law. Each of the remaining Reporting Persons is party to the Joint Filing Agreement defined and described in Item 6 below.

The address of the principal office of each of Messrs. Smith and Feld is c/o Starboard Value LP, 201 E Las Olas Boulevard, Suite 1000, Fort Lauderdale, Florida 33301.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard P LP, Starboard L Master, Starboard Echo II LLC, Starboard X Master, Starboard G LP and held in the Starboard Value LP Account were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein.

The aggregate purchase price of the 6,332,009 Shares beneficially owned by Starboard V&O Fund is approximately $164,042,348, excluding brokerage commissions. The aggregate purchase price of the 1,077,345 Shares beneficially owned by Starboard S LLC is approximately $27,948,520, excluding brokerage commissions. The aggregate purchase price of the 643,385 Shares beneficially owned by Starboard C LP is approximately $16,686,888, excluding brokerage commissions. The aggregate purchase price of the 981,675 Shares beneficially owned by Starboard P LP is approximately $25,978,176, excluding brokerage commissions. The aggregate purchase price of the 450,668 Shares beneficially owned by Starboard L Master is approximately $11,701,727, excluding brokerage commissions. The aggregate purchase price of the 147,375 Shares beneficially owned by Starboard Echo II LLC is approximately $3,883,279, excluding brokerage commissions. The aggregate purchase price of the 1,384,725 Shares beneficially owned by Starboard X Master is approximately $36,165,272, excluding brokerage commissions. The aggregate purchase price of the 2,112,433 Shares beneficially owned by Starboard G LP is approximately $55,690,207, excluding brokerage commissions. The aggregate purchase price of the 1,446,733 Shares held in the Starboard Value LP Account is approximately $46,043,892, excluding brokerage commissions.

CUSIP No. 447011107

Item 4.	Purpose of Transaction.

Item 4 is hereby amended to add the following:

Starboard Value LP (together with its affiliates, “Starboard”) has undertaken the sales reported in this Amendment No. 2 as part of a broader rebalancing of Starboard’s portfolio, however, Starboard intends on remaining a shareholder of the Issuer.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) – (c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 214,373,369 Shares outstanding, as of January 31, 2022, which is the total number of Shares outstanding as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 15, 2022.

A.	Starboard V&O Fund

(a)	As of the close of business on April 6, 2022, Starboard V&O Fund beneficially owned 6,332,009 Shares.

Percentage: Approximately 3.0%

(b)	1. Sole power to vote or direct vote: 6,332,009
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 6,332,009
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard V&O Fund during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

B.	Starboard S LLC

(a)	As of the close of business on April 6, 2022, Starboard S LLC beneficially owned 1,077,345 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,077,345
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,077,345
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard S LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

C.	Starboard C LP

(a)	As of the close of business on April 6, 2022, Starboard C LP beneficially owned 643,385 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 643,385
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 643,385
4. Shared power to dispose or direct the disposition: 0

CUSIP No. 447011107

(c)	The transactions in the Shares by Starboard C LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

D.	Starboard P LP

(a)	As of the close of business on April 6, 2022, Starboard P LP beneficially owned 981,675 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 981,675
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 981,675
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard P LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

E.	Starboard P GP

(a)	Starboard P GP, as the general partner of Starboard P LP, may be deemed the beneficial owner of the 981,675 Shares owned by Starboard P LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 981,675
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 981,675
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard P GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard P LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

F.	Starboard R LP

(a)	Starboard R LP, as the general partner of Starboard C LP and the managing member of Starboard P GP, may be deemed the beneficial owner of the (i) 643,385 Shares owned by Starboard C LP and (ii) 981,675 Shares owned by Starboard P LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,625,060
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,625,060
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R LP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard C LP and Starboard P LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

CUSIP No. 447011107

G.	Starboard L Master

(a)	As of the close of business on April 6, 2022, Starboard L Master beneficially owned 450,668 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 450,668
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 450,668
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

H.	Starboard L GP

(a)	Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 450,668 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 450,668
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 450,668
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard L GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

I.	Starboard R GP

(a)	Starboard R GP, as the general partner of Starboard R LP and Starboard L GP, may be deemed the beneficial owner of the (i) 643,385 Shares owned by Starboard C LP, (ii) 981,675 Shares owned by Starboard P LP and (iii) 450,668 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 2,075,728
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,075,728
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard C LP, Starboard P LP and Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

CUSIP No. 447011107

J.	Starboard Echo II LLC

(a)	As of the close of business on April 6, 2022, Starboard Echo II LLC beneficially owned 147,375 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 147,375
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 147,375
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard Echo II LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

K.	Starboard Leaders Fund

(a)	Starboard Leaders Fund, as a member of Starboard Echo II LLC, may be deemed the beneficial owner of the 147,375 Shares owned by Starboard Echo II LLC.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 147,375
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 147,375
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Leaders Fund has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard Echo II LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

L.	Starboard A LP

(a)	Starboard A LP, as the general partner of Starboard Leaders Fund and the managing member of Starboard Echo II LLC and Starboard G GP, may be deemed the beneficial owner of the (i) 147,375 Shares owned by Starboard Echo II LLC and (ii) 2,112,433 Shares owned by Starboard G LP.

Percentage: Approximately 1.1%

(b)	1. Sole power to vote or direct vote: 2,259,808
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,259,808
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard A LP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard Echo II LLC and Starboard G LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

CUSIP No. 447011107

M.	Starboard A GP

(a)	Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the (i) 147,375 Shares owned by Starboard Echo II LLC and (ii) 2,112,433 Shares owned by Starboard G LP.

Percentage: Approximately 1.1%

(b)	1. Sole power to vote or direct vote: 2,259,808
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,259,808
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard A GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard Echo II LLC and Starboard G LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

N.	Starboard X Master

(a)	As of the close of business on April 6, 2022, Starboard X Master beneficially owned 1,384,725 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,384,725
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,384,725
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

O.	Starboard G LP

(a)	As of the close of business on April 6, 2022, Starboard G LP beneficially owned 2,112,433 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 2,112,433
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,112,433
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard G LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

P.	Starboard G GP

(a)	Starboard G GP, as the general partner of Starboard G LP, may be deemed the beneficial owners of the 2,112,433 Shares owned by Starboard G LP.

Percentage: Less than 1%

CUSIP No. 447011107

(b)	1. Sole power to vote or direct vote: 2,112,433
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,112,433
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard G GP has not entered into any transaction in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard G LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

Q.	Starboard Value LP

(a)	As of the close of business on April 6, 2022, 1,446,733 Shares were held in the Starboard Value LP Account. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard P LP, Starboard L Master, Starboard Echo II LLC, Starboard X Master, Starboard G LP and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 6,332,009 Shares owned by Starboard V&O Fund, (ii) 1,077,345 Shares owned by Starboard S LLC, (iii) 643,385 Shares owned by Starboard C LP, (iv) 981,675 Shares owned by Starboard P LP, (v) 450,668 Shares owned by Starboard L Master, (vi) 147,375 Shares owned by Starboard Echo II LLC, (vii) 1,384,725 Shares owned by Starboard X Master, (viii) 2,112,433 Shares owned by Starboard G LP and (ix) 1,446,733 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.8%

(b)	1. Sole power to vote or direct vote: 14,576,348
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 14,576,348
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard P LP, Starboard L Master, Starboard Echo II LLC, Starboard X Master and Starboard G LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

R.	Starboard Value GP

(a)	Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of the (i) 6,332,009 Shares owned by Starboard V&O Fund, (ii) 1,077,345 Shares owned by Starboard S LLC, (iii) 643,385 Shares owned by Starboard C LP, (iv) 981,675 Shares owned by Starboard P LP, (v) 450,668 Shares owned by Starboard L Master, (vi) 147,375 Shares owned by Starboard Echo II LLC, (vii) 1,384,725 Shares owned by Starboard X Master, (viii) 2,112,433 Shares owned by Starboard G LP and (ix) 1,446,733 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.8%

(b)	1. Sole power to vote or direct vote: 14,576,348
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 14,576,348
4. Shared power to dispose or direct the disposition: 0

CUSIP No. 447011107

(c)	Starboard Value GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard P LP, Starboard L Master, Starboard Echo II LLC, Starboard X Master and Starboard G LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

S.	Principal Co

(a)	Principal Co, as a member of Starboard Value GP, may be deemed the beneficial owner of the (i) 6,332,009 Shares owned by Starboard V&O Fund, (ii) 1,077,345 Shares owned by Starboard S LLC, (iii) 643,385 Shares owned by Starboard C LP, (iv) 981,675 Shares owned by Starboard P LP, (v) 450,668 Shares owned by Starboard L Master, (vi) 147,375 Shares owned by Starboard Echo II LLC, (vii) 1,384,725 Shares owned by Starboard X Master, (viii) 2,112,433 Shares owned by Starboard G LP and (ix) 1,446,733 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.8%

(b)	1. Sole power to vote or direct vote: 14,576,348
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 14,576,348
4. Shared power to dispose or direct the disposition: 0

(c)	Principal Co has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard P LP, Starboard L Master, Starboard Echo II LLC, Starboard X Master and Starboard G LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

T.	Principal GP

(a)	Principal GP, as the general partner of Principal Co, may be deemed the beneficial owner of the (i) 6,332,009 Shares owned by Starboard V&O Fund, (ii) 1,077,345 Shares owned by Starboard S LLC, (iii) 643,385 Shares owned by Starboard C LP, (iv) 981,675 Shares owned by Starboard P LP, (v) 450,668 Shares owned by Starboard L Master, (vi) 147,375 Shares owned by Starboard Echo II LLC, (vii) 1,384,725 Shares owned by Starboard X Master, (viii) 2,112,433 Shares owned by Starboard G LP and (ix) 1,446,733 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.8%

(b)	1. Sole power to vote or direct vote: 14,576,348
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 14,576,348
4. Shared power to dispose or direct the disposition: 0

CUSIP No. 447011107

(c)	Principal GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard P LP, Starboard L Master, Starboard Echo II LLC, Starboard X Master and Starboard G LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

U.	Messrs. Smith and Feld

(a)	Each of Messrs. Smith and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 6,332,009 Shares owned by Starboard V&O Fund, (ii) 1,077,345 Shares owned by Starboard S LLC, (iii) 643,385 Shares owned by Starboard C LP, (iv) 981,675 Shares owned by Starboard P LP, (v) 450,668 Shares owned by Starboard L Master, (vi) 147,375 Shares owned by Starboard Echo II LLC, (vii) 1,384,725 Shares owned by Starboard X Master, (viii) 2,112,433 Shares owned by Starboard G LP and (ix) 1,446,733 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.8%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 14,576,348
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 14,576,348

(c)	None of Messrs. Smith or Feld has entered into any transactions in the Shares during the past sixty days. The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard P LP, Starboard L Master, Starboard Echo II LLC, Starboard X Master and Starboard G LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

Each Reporting Person, as a member of a “group” with the other Reporting Persons for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, may be deemed the beneficial owner of the Shares directly owned by the other Reporting Persons. Each Reporting Person disclaims beneficial ownership of such Shares except to the extent of his or its pecuniary interest therein.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended to add the following:

On April 6, 2022, the Reporting Persons entered into a Joint Filing Agreement in which the Reporting Persons who will remain Reporting Persons effective as of this Amendment No. 2 agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Issuer to the extent required by applicable law. A copy of this agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

CUSIP No. 447011107

Item 7.	Material to be Filed as Exhibits.

Item 7 is hereby amended to add the following exhibit:

99.1	Joint Filing Agreement by and among Starboard Value and Opportunity Master Fund Ltd, Starboard Value and Opportunity S LLC, Starboard Value and Opportunity C LP, Starboard P Fund LP, Starboard Value P GP LLC, Starboard Value R LP, Starboard Value and Opportunity Master Fund L LP, Starboard Value L LP, Starboard Value R GP LLC, Starboard Leaders Echo II LLC, Starboard Leaders Fund LP, Starboard Value A LP, Starboard Value A GP LLC, Starboard X Master Fund Ltd, Starboard G Fund, L.P., Starboard Value G GP, LLC, Starboard Value LP, Starboard Value GP LLC, Starboard Principal Co LP, Starboard Principal Co GP LLC, Jeffrey C. Smith and Peter A. Feld, dated April 6, 2022.

CUSIP No. 447011107

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 6, 2022

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP,

its investment manager

Starboard Value and Opportunity S LLC

By: Starboard Value LP,

its manager

Starboard Value and Opportunity C LP

By: Starboard Value R LP,

its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC,

its general partner

Starboard Value and Opportunity Master Fund L LP

By: Starboard Value L LP,

its general partner

Starboard Leaders Echo II LLC

By: Starboard Value A LP,

its managing member

Starboard Leaders Fund lp

By: Starboard Value A LP,

its managing member

Starboard Value A LP

By: Starboard Value A GP LLC,

its general partner

STARBOARD P FUND LP

By: Starboard Value P GP LLC,

its general partner

STARBOARD VALUE P GP LLC

By: Starboard Value R LP,

its member

STARBOARD G FUND, L.P.

By: Starboard Value G GP, LLC,

its general partner

Starboard Value L LP

By: Starboard Value R GP LLC,

its general partner

Starboard X MASTER FUND LTD

By: Starboard Value LP,

its investment manager

Starboard Value G GP, LLC

By: Starboard Value A LP,

its managing member

STARBOARD VALUE LP

By: Starboard Value GP LLC,

its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP,

its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC,

its general partner

STARBOARD PRINCIPAL CO GP LLC

Starboard Value A GP LLC

Starboard Value R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffrey C. Smith
Jeffrey C. Smith
Individually and as attorney-in-fact for Peter A.

CUSIP No. 447011107

SCHEDULE A

Transactions in the Shares During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Sale of Common Stock	(30,247)	36.5742	03/25/2022
Sale of Common Stock	(175,364)	36.3514	03/25/2022
Sale of Common Stock	(484,695)	36.3107	03/25/2022
Sale of Common Stock	(308,820)	37.5195	03/28/2022
Sale of Common Stock	(24,296)	37.0783	04/04/2022
Sale of Common Stock	(184,187)	37.0680	04/04/2022
Sale of Common Stock	(75,830)	36.9531	04/04/2022
Sale of Common Stock	(5,529)	36.6855	04/05/2022
Sale of Common Stock	(19,280)	36.5355	04/05/2022
Sale of Common Stock	(4,909)	36.2031	04/05/2022
Sale of Common Stock	(217,202)	35.9800	04/05/2022
Sale of Common Stock	(73,009)	36.4901	04/05/2022
Sale of Common Stock	(238,922)	34.9029	04/06/2022
Sale of Common Stock	(217)	35.1300	04/06/2022

STARBOARD VALUE AND OPPORTUNITY S LLC

Sale of Common Stock	(5,146)	36.5742	03/25/2022
Sale of Common Stock	(29,837)	36.3514	03/25/2022
Sale of Common Stock	(82,467)	36.3107	03/25/2022
Sale of Common Stock	(52,544)	37.5195	03/28/2022
Sale of Common Stock	(4,134)	37.0783	04/04/2022
Sale of Common Stock	(31,338)	37.0680	04/04/2022
Sale of Common Stock	(12,902)	36.9531	04/04/2022
Sale of Common Stock	(941)	36.6855	04/05/2022
Sale of Common Stock	(3,281)	36.5355	04/05/2022
Sale of Common Stock	(835)	36.2031	04/05/2022
Sale of Common Stock	(36,955)	35.9800	04/05/2022
Sale of Common Stock	(12,422)	36.4901	04/05/2022
Sale of Common Stock	(40,650)	34.9029	04/06/2022
Sale of Common Stock	(37)	35.1300	04/06/2022

STARBOARD P FUND LP

Sale of Common Stock	(27,188)	36.5742	03/25/2022
Sale of Common Stock	(75,145)	36.3514	03/25/2022
Sale of Common Stock	(4,689)	36.3107	03/25/2022
Sale of Common Stock	(47,878)	37.5195	03/28/2022
Sale of Common Stock	(3,767)	37.0783	04/04/2022
Sale of Common Stock	(28,555)	37.0680	04/04/2022
Sale of Common Stock	(11,756)	36.9531	04/04/2022
Sale of Common Stock	(857)	36.6855	04/05/2022
Sale of Common Stock	(2,989)	36.5355	04/05/2022
Sale of Common Stock	(761)	36.2031	04/05/2022
Sale of Common Stock	(33,674)	35.9800	04/05/2022
Sale of Common Stock	(11,319)	36.4901	04/05/2022
Sale of Common Stock	(37,041)	34.9029	04/06/2022
Sale of Common Stock	(34)	35.1300	04/06/2022

CUSIP No. 447011107

STARBOARD VALUE AND OPPORTUNITY C LP

Sale of Common Stock	(3,073)	36.5742	03/25/2022
Sale of Common Stock	(17,818)	36.3514	03/25/2022
Sale of Common Stock	(49,249)	36.3107	03/25/2022
Sale of Common Stock	(31,379)	37.5195	03/28/2022
Sale of Common Stock	(2,469)	37.0783	04/04/2022
Sale of Common Stock	(18,715)	37.0680	04/04/2022
Sale of Common Stock	(7,705)	36.9531	04/04/2022
Sale of Common Stock	(562)	36.6855	04/05/2022
Sale of Common Stock	(1,959)	36.5355	04/05/2022
Sale of Common Stock	(499)	36.2031	04/05/2022
Sale of Common Stock	(22,069)	35.9800	04/05/2022
Sale of Common Stock	(7,418)	36.4901	04/05/2022
Sale of Common Stock	(24,277)	34.9029	04/06/2022
Sale of Common Stock	(22)	35.1300	04/06/2022

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

Sale of Common Stock	(2,153)	36.5742	03/25/2022
Sale of Common Stock	(12,481)	36.3514	03/25/2022
Sale of Common Stock	(34,497)	36.3107	03/25/2022
Sale of Common Stock	(21,980)	37.5195	03/28/2022
Sale of Common Stock	(1,729)	37.0783	04/04/2022
Sale of Common Stock	(13,109)	37.0680	04/04/2022
Sale of Common Stock	(5,397)	36.9531	04/04/2022
Sale of Common Stock	(394)	36.6855	04/05/2022
Sale of Common Stock	(1,372)	36.5355	04/05/2022
Sale of Common Stock	(349)	36.2031	04/05/2022
Sale of Common Stock	(15,459)	35.9800	04/05/2022
Sale of Common Stock	(5,196)	36.4901	04/05/2022
Sale of Common Stock	(17,005)	34.9029	04/06/2022
Sale of Common Stock	(15)	35.1300	04/06/2022

STARBOARD LEADERS ECHO II LLC

Sale of Common Stock	(704)	36.5742	03/25/2022
Sale of Common Stock	(4,081)	36.3514	03/25/2022
Sale of Common Stock	(11,281)	36.3107	03/25/2022
Sale of Common Stock	(7,188)	37.5195	03/28/2022
Sale of Common Stock	(565)	37.0783	04/04/2022
Sale of Common Stock	(4,287)	37.0680	04/04/2022
Sale of Common Stock	(1,765)	36.9531	04/04/2022
Sale of Common Stock	(129)	36.6855	04/05/2022
Sale of Common Stock	(449)	36.5355	04/05/2022
Sale of Common Stock	(114)	36.2031	04/05/2022
Sale of Common Stock	(5,055)	35.9800	04/05/2022
Sale of Common Stock	(1,699)	36.4901	04/05/2022
Sale of Common Stock	(5,561)	34.9029	04/06/2022
Sale of Common Stock	(5)	35.1300	04/06/2022

CUSIP No. 447011107

STARBOARD X MASTER FUND LTD

Sale of Common Stock	(6,615)	36.5742	03/25/2022
Sale of Common Stock	(38,350)	36.3514	03/25/2022
Sale of Common Stock	(105,996)	36.3107	03/25/2022
Sale of Common Stock	(67,535)	37.5195	03/28/2022
Sale of Common Stock	(5,313)	37.0783	04/04/2022
Sale of Common Stock	(40,279)	37.0680	04/04/2022
Sale of Common Stock	(16,583)	36.9531	04/04/2022
Sale of Common Stock	(1,209)	36.6855	04/05/2022
Sale of Common Stock	(4,216)	36.5355	04/05/2022
Sale of Common Stock	(1,073)	36.2031	04/05/2022
Sale of Common Stock	(47,499)	35.9800	04/05/2022
Sale of Common Stock	(15,966)	36.4901	04/05/2022
Sale of Common Stock	(52,249)	34.9029	04/06/2022
Sale of Common Stock	(48)	35.1300	04/06/2022

STARBOARD G FUND, L.P.

Sale of Common Stock	(58,504)	36.5742	03/25/2022
Sale of Common Stock	(161,700)	36.3514	03/25/2022
Sale of Common Stock	(10,091)	36.3107	03/25/2022
Sale of Common Stock	(103,025)	37.5195	03/28/2022
Sale of Common Stock	(8,106)	37.0783	04/04/2022
Sale of Common Stock	(61,447)	37.0680	04/04/2022
Sale of Common Stock	(25,298)	36.9531	04/04/2022
Sale of Common Stock	(1,845)	36.6855	04/05/2022
Sale of Common Stock	(6,432)	36.5355	04/05/2022
Sale of Common Stock	(1,638)	36.2031	04/05/2022
Sale of Common Stock	(72,461)	35.9800	04/05/2022
Sale of Common Stock	(24,356)	36.4901	04/05/2022
Sale of Common Stock	(79,707)	34.9029	04/06/2022
Sale of Common Stock	(72)	35.1300	04/06/2022

STARBOARD VALUE LP

(Through the Starboard Value LP Account)

Sale of Common Stock	(6,911)	36.5742	03/25/2022
Sale of Common Stock	(40,067)	36.3514	03/25/2022
Sale of Common Stock	(110,743)	36.3107	03/25/2022
Sale of Common Stock	(70,559)	37.5195	03/28/2022
Sale of Common Stock	(5,551)	37.0783	04/04/2022
Sale of Common Stock	(42,083)	37.0680	04/04/2022
Sale of Common Stock	(17,326)	36.9531	04/04/2022
Sale of Common Stock	(1,263)	36.6855	04/05/2022
Sale of Common Stock	(4,405)	36.5355	04/05/2022
Sale of Common Stock	(1,122)	36.2031	04/05/2022
Sale of Common Stock	(49,626)	35.9800	04/05/2022
Sale of Common Stock	(16,681)	36.4901	04/05/2022
Sale of Common Stock	(54,588)	34.9029	04/06/2022
Sale of Common Stock	(50)	35.1300	04/06/2022